Exhibit 23.2

CONSENT OF ON POINT RESOURCES, INC.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of U.S. Energy Corp. of our report dated January 8, 2025 relating to certain estimated quantities of the Company’s proved reserves of oil and natural gas, future net income and discounted future net income, effective December 31, 2024.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Very truly yours,

On Point Resources, Inc.

/s/ Don Jacks
Don Jacks, President
October 8, 2025